Exhibit 10.21

AMENDMENT TO

SYNNEX CORPORATION

CHANGE OF CONTROL SEVERANCE PLAN

In accordance with Section 7(c) of the SYNNEX Corporation (formerly SYNNEX Information Technologies, Inc.) Change of Control Severance Plan (the “Plan”), the Plan is hereby amended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as follows:

1. Section 4 of the Plan is hereby amended, effective January 1, 2005, to add the following new subsection (c) at the end thereof:

“(c) Section 409A. The receipt of any severance benefits pursuant to Section 4(a) will be subject to the Participant signing and not revoking a standard release of claims with the Company in a form acceptable to the Company within such period of time as the Company may require, but not to exceed 60 days following the later of the Participant’s termination of employment or the Change of Control. Subject to the foregoing sentence, any severance benefits due pursuant to this Agreement will commence to be paid or provided on or before the 90th day following the later of the Participant’s termination of employment or the Change of Control, as determined in the sole discretion of the Company.

In addition, the provisions of this Plan which require the commencement of payments or benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) upon a termination of employment shall be interpreted to require that the Participant have a “separation from service” with the Company (as such term is defined in Treasury Regulations issued under Section 409A), and notwithstanding anything in the Plan to the contrary, the Company shall delay the commencement of payments or benefits until the earlier of (i) the first day after the six-month anniversary of the date of the Participant’s separation from service, or (ii) the date of the Participant’s death, if the Company in good faith determines that the Participant is a “specified employee” (as such term is defined under Code Section 409A) at the time of such separation from service and that such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code. Upon the expiration of the deferral period, all payments and benefits deferred pursuant to this Section 4(c) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. Any series of payments or benefits provided under the Plan shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. The provisions of this Section 4(c) are intended to comply with Code Section 409A and shall be interpreted consistent therewith.”

2. The Plan is also hereby amended to change the name of the Plan and the name of the Company as referenced throughout the Plan to reflect the change in the name of the Company from “SYNNEX Information Technologies, Inc.” to “SYNNEX Corporation.”

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 7th day of January, 2008.

SYNNEX CORPORATION

By:	/s/ SIMON Y. LEUNG
Simon Y. Leung General Counsel and Corporate Secretary